Exhibit g 8
AMENDMENT No. 4 TO DOMESTIC CUSTODY AGREEMENT
This AMENDMENT, effective as of January 4, 2010, is to the DOMESTIC CUSTODY AGREEMENT, dated as of April 4, 2008 (as amended from time to time, the “Agreement”), both by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION ( the “Bank”) and THE VANTAGEPOINT FUNDS, on behalf of itself and each of the series listed on Appendix A thereto (each such fund a “Customer”).
WHEREAS, the name of an existing series or Customer of The Vantagepoint Funds will change from the Vantagepoint Diversified Assets Fund to the Vantagepoint Diversifying Strategies Fund effective January 4, 2010;
WHEREAS, the Bank and The Vantagepoint Funds desire to amend Appendix A of the Agreement effective as of the date set forth above to reflect the Customer’s new name;
NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:
1.	Vantagepoint Diversifying Strategies Fund shall be substituted for Vantagepoint Diversified Assets Fund in Appendix A of the Agreement.

2.	Except as amended hereby, the Agreement shall remain in full force and effect.

3.	Terms not defined in this Amendment shall have the meaning assigned to them in the Agreement.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as of the date set forth above.
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

THE VANTAGEPOINT FUNDS

By:
Angela Montez
Secretary

Approved by:

Elizabeth Glista Treasurer

2